Exhibit 99.1

Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

Barnes Announces Completion of Previously Announced Sale of Associated Spring™ and Hänggi™ Businesses

April 4, 2024

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B) today announced the completion of its previously announced sale of its Associated Spring™ and Hänggi™ businesses to One Equity Partners.

“The sale of Associated Spring and Hänggi businesses is an important step in our ongoing portfolio optimization strategy to deliver improved shareholder value,” said President and CEO Thomas Hook. “This divestiture forwards our progress to integrate, consolidate and rationalize our Industrial business, while our recent acquisition of MB Aerospace greatly scales our Aerospace business.  Continued execution of our strategy will make Barnes a more focused and competitive company on a path to accelerate profitable growth.”

The purchase price was $175 million, subject to customary closing adjustments, of which approximately $21 million will be paid upon completion of the transfer of certain foreign assets, in lieu of a previously contemplated seller promissory note. Net cash proceeds of approximately $140 million will be used to reduce debt.

About Barnes
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, the Company has manufacturing and support operations around the globe. For more information, please visit www.onebarnes.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “expect,” “plan,” strategy,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties are addressed in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K. The Company assumes no obligation to update our forward-looking statements.

123 Main Street, Bristol, CT  06010-6376

Category: General

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070
ir@onebarnes.com